Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 18, 2013 relating to the consolidated financial statements of Silvercrest L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the annual goodwill impairment testing date) as of December 31, 2012 and 2011 and for the three years ended December 31, 2012, contained in Registration Statement No. 333 – 188005 on Form S-1, as amended.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 2, 2013